NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 11, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 26, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between TransMontaigne Partners L.P and TLP Merger Sub, LLC, a direct wholly owned subsidiary of TLP Finance Holdings, LLC, a direct wholly owned subsidiary of TLP Acquisition Holdings, LLC, which is an indirect subsidiary of, and controlled by ArcLight Energy Partners Fund VI, L.P. became effective on February 26, 2019. Each TransMontaigne Partners L.P Common Units Representing Limited Partner Interests held was exchanged for USD 41.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 27, 2019.